PURE Bioscience Reports Fiscal 2019 Q1 Financial Results

Commercialization Updates on PURE Control® and

PURE® Hard Surface Antimicrobial Food Safety Solutions

SAN DIEGO (Dec 13, 2018) – PURE Bioscience, Inc. (OTCQB: PURE), creator of the patented, non-toxic silver dihydrogen citrate (SDC) antimicrobial, today reported financial results for the fiscal first quarter ended October 31, 2018.

Q1 - Summary of Results of Operations

●	Revenues for the fiscal first quarter ended October 31, 2018 increased 27% to $590,000 compared with prior fiscal first quarter revenues of $464,000. The increase was attributable to increased food safety sales.

o	Core food safety revenues for the fiscal first quarter increased 124% as compared with food safety revenues in the first fiscal quarter of 2017.

o	The increase in both total and food safety revenues was attributable to increased customer adoption.

●	Net loss for fiscal Q1 2019 was $2.6 million, as compared with $2.3 million in fiscal Q1 2018 quarter. Net loss, excluding inducement expense, derivative expense, and share-based compensation, for fiscal Q1 2019 was $822,000, as compared with $1.3 million for fiscal Q1 2018.

●	Gross margin decreased to 66% during fiscal Q1 2019 as compared with 69% during the same period in fiscal 2018. The decrease in gross margin percentage was primarily attributable to the sale of lower margin formulations and packaging configurations of our products during the quarter ended October 31, 2018 as compared with the prior period.

●	The fiscal Q1 net loss was $(0.04) per share, compared with $(0.04) per share for fiscal Q1 in 2018.

Hank R. Lambert, Chief Executive Officer, said that, “Our sales momentum is reflected in food safety revenue growth, a triple digit improvement for the second consecutive quarter. I’m pleased to note that the beginning of fiscal Q2 is off to a strong start, further validating the effectiveness of our food safety solutions to reduce the risks of food contamination and foodborne illness outbreaks.

●	Sales of PURE Control® (direct food contact solution) for produce processing continue to advance. PURE Control is now in use as SmartWash Boost in three Taylor Farms’ plants with plans to expand use into four additional plants in calendar Q1.

●	Sales of PURE® Hard Surface disinfectant are being fueled by use in several verticals.

o	Five total restaurant chains and QSRs are now customers;

o	Our transportation sanitization solution, used by a leading foodservice distributor, is expected to reach approximately half of their distribution centers nationwide by the end of this fiscal quarter.

o	Environmental and equipment sanitization use in manufacturing and processing plants is now up to 90 customers, and grows by approximately one per week.

“Based on our customers’ usage plans, we anticipate reaching a cash flow breakeven revenue run rate early in calendar Q2 2019,” Lambert concluded.

2019 Q1 Financial Results Conference Call

The Participant Dial-In Number for the conference call is 1-631-891-4304. Participants should dial in to the call at least five minutes before 1:30pm PT (4:30pm ET) on December 13, 2018. The call can also be accessed “live” online at http://public.viavid.com/index.php?id=132467.

A replay of the recorded call will be available for 90 days on the Company’s website (http://www.purebio.com/investors/events-presentations/). You can also listen to a replay of the call by dialing 1-844-512-2921 (international participants dial 1-412-317-6671) starting December 13, 2018, at 7:30pm ET through December 20, 2018 at 11:59 pm ET. Please use PIN Number 10005965.

About PURE Bioscience, Inc.

PURE Bioscience, Inc. is focused on developing and commercializing our proprietary antimicrobial products primarily in the food safety arena — providing solutions to the health and environmental challenges of pathogen and hygienic control. Our technology platform is based on patented stabilized ionic silver, and our initial products contain silver dihydrogen citrate, or SDC. SDC is a broad-spectrum, non-toxic antimicrobial agent, which offers 24-hour residual protection and formulates well with other compounds. As a platform technology, SDC is distinguished from existing products in the marketplace because of its superior efficacy, reduced toxicity and it mitigates bacterial resistance. PURE is headquartered in El Cajon, California (San Diego metropolitan area). Additional information on PURE is available at www.purebio.com.

Forward-looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Statements in this press release concerning the company’s expectations, plans, business outlook or future performance, and any other statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters, are “forward-looking statements.” Forward-looking statements inherently involve risks and uncertainties that could cause our actual results to differ materially from any forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the Company’s failure to implement or otherwise achieve the benefits of its proposed business initiatives and plans; acceptance of the Company’s current and future products and services in the marketplace, including the Company’s ability to convert successful evaluations and tests for PURE Control into customer orders and customers continuing to place product orders as expected and to expand their use of the Company’s products; the Company’s ability to raise the funding required to support its continued operations and the implementation of its business plan; the ability of the Company to develop effective new products and receive required regulatory approvals for such products, including the required data and regulatory approvals required to use its SDC-based technology as a direct food contact processing aid in raw meat processing and to expand its use in OLR poultry processing; competitive factors, including customer acceptance of the Company’s SDC-based products that are typically more expensive than existing treatment chemicals; dependence upon third-party vendors, including to manufacture its products; and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission (the SEC), including its Form 10-K for the fiscal year ended July 31, 2018 and Form 10-Q for the first fiscal quarter ended October 31, 2018. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Contacts:
Hank Lambert, CEO	Terri MacInnis, VP of IR
PURE Bioscience, Inc.	Bibicoff + MacInnis, Inc.
619-596-8600 ext.103 hlambert@purebio.com	818-379-8500 terri@bibimac.com

PURE Bioscience, Inc.

Condensed Consolidated Balance Sheets

	October 31, 2018	July 31, 2018
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$776,000	$851,000
Accounts receivable	353,000	275,000
Inventories, net	209,000	197,000
Restricted cash	75,000	75,000
Prepaid expenses	71,000	58,000
Total current assets	1,484,000	1,456,000
Property, plant and equipment, net	443,000	461,000
Patents, net	613,000	658,000
Total assets	$2,540,000	$2,575,000
Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$420,000	$608,000
Accrued liabilities	152,000	170,000
Promissory note payable	—	503,000
Total current liabilities	572,000	1,281,000
Deferred rent	12,000	13,000
Total liabilities	584,000	1,294,000
Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.01 par value: 5,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value: 100,000,000 shares authorized, 71,582,122 shares issued and outstanding at October 31, 2018, and 68,248,158 shares issued and outstanding at July 31, 2018	716,000	683,000
Additional paid-in capital	120,730,000	117,522,000
Accumulated deficit	(119,490,000)	(116,924,000)
Total stockholders’ equity	1,956,000	1,281,000
Total liabilities and stockholders’ equity	$2,540,000	$2,575,000

PURE Bioscience, Inc.

Condensed Consolidated

Statements of Operations

(Unaudited)

	Three months ended
	October 31,
	2018	2017
Net product sales	$590,000	$464,000
Operating costs and expenses
Cost of goods sold	203,000	146,000
Selling, general and administrative	1,109,000	1,445,000
Research and development	97,000	144,000
Share-based compensation	1,744,000	656,000
Total operating costs and expenses	3,153,000	2,391,000
Loss from operations	(2,563,000)	(1,927,000)
Other income (expense)
Change in derivative liabilities	—	459,000
Inducement to exercise warrants	—	(876,000)
Interest expense, net	(3,000)	(1,000)
Other income, net	—	6,000
Total other expense	(3,000)	(412,000)
Net loss	$(2,566,000)	$(2,339,000)
Basic and diluted net loss per share	$(0.04)	$(0.04)
Shares used in computing basic and diluted net loss per share	71,002,302	64,964,404

PURE Bioscience, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Three Months Ended
	October 31,
	2018	2017
Operating activities
Net loss	$(2,566,000)	$(2,339,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Share-based compensation	1,744,000	656,000
Amortization of stock issued for services	19,000	39,000
Depreciation and amortization	71,000	71,000
Interest expense on promissory note	1,000	—
Change in fair value of derivative liability	—	(459,000)
Inducement to exercise warrants	—	876,000
Changes in operating assets and liabilities:
Accounts receivable	(78,000)	154,000
Inventories	(12,000)	(1,000)
Prepaid expenses	(32,000)	11,000
Accounts payable and accrued liabilities	(206,000)	(38,000)
Deferred rent	(1,000)	(1,000)
Net cash used in operating activities	(1,060,000)	(1,031,000)
Investing activities
Investment in patents	—	(3,000)
Purchases of property, plant and equipment	(8,000)	(9,000)
Net cash used in investing activities	(8,000)	(12,000)
Financing activities
Net proceeds from the sale of common stock	993,000	—
Net proceeds from the exercise of warrants	—	2,632,000
Net cash provided by financing activities	993,000	2,632,000
Net (decrease) increase in cash, cash equivalents, and restricted cash	(75,000)	1,589,000
Cash, cash equivalents, and restricted cash at beginning of period	926,000	1,715,000
Cash, cash equivalents, and restricted cash at end of period	$851,000	$3,304,000

Reconciliation of cash, cash equivalents, and restricted cash to the condensed consolidated balance sheets
Cash and cash equivalents	$776,000	$3,229,000
Restricted cash	$75,000	$75,000
Total cash, cash equivalents and restricted cash	$851,000	$3,304,000

Supplemental disclosure of non-cash financing activities
Warrant liabilities removed due to settlements	$—	$1,394,000
Common stock issued for prepaid services	$—	$51,000
Conversion of promissory note and accrued interest from a related party to common stock	$504,000	$—